THIS FOURTH AMENDMENT TO THE PARTICIPATION AGREEMENT ("Fourth Amendment") is made and entered into as of the 1st day of May, 1998, by and among MFS VARIABLE INSURANCE TRUST, a Massachusetts business trust (the "Trust"), AETNA LIFE INSURANCE AND ANNUITY COMPANY, a Connecticut corporation (the "Company") on its own behalf and on behalf of each of the segregated asset accounts of the Company set forth in Schedule A of the Original Agreement (hereinafter defined) (the "Accounts") and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS").

                                   WITNESSETH

     WHEREAS the Trust, the Company and MFS are parties to a Participation Agreement dated April 30, 1996, as supplemented by First Amendment to Participation Agreement dated September 3rd, 1996, Second Amendment to Participation Agreement dated March 14, 1997, and Third Amendment to Participation Agreement dated November 28th, 1997 (collectively the "Original Agreement"); and

     WHEREAS the Trust, the Company and MFS now desire to modify the Original Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and promises expressed herein, the parties agree as follows:

1. Section 5.2 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

   5.2 The Trust or its designee shall bear all expenses associated with the registration and qualification of the Shares under all applicable federal and state laws, including preparation and filing of the Trust's registration statements and payment of filing fees and registration fees; preparation and filing of the Trust's proxy materials and reports to Shareholders, including annual and semi-annual reports; setting in type and printing the Trust's prospectuses, statements of additional information, proxy materials and reports to Shareholders, including annual and semi-annual reports (to the extent provided by and as determined in accordance with Article III above); preparation and filing of all statements and notices required by the Trust by any federal or state law with respect to its Shares; payment of all taxes on the issuance or transfer of Shares; distribution of the Trust's prospectuses, proxy materials and reports, including annual and semi-annual reports, to Policy owners whose Policies are funded by the Shares; and payment of any expenses permitted to be paid or assumed by the Trust pursuant to a plan, if any, under Rule 12b-1 under the 1940 Act. The Trust shall not bear any expenses of marketing the Policies.


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2. Section 5.3 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

   5.3 The Company shall bear the expenses of distributing the Shares prospectuses in connection with new sales of the Policies. The Company shall bear all expenses associated with the registration, qualification, and filing of the Policies under applicable federal securities and state insurance laws; the cost of preparing, printing and distributing the Policy Prospectus and statement of additional information; and the cost of preparing, printing and distributing annual individual account statements for Policy owners as required by state insurance laws.

3. Section 5.4 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

   5.4 MFS will quarterly reimburse the Company for certain of the administrative costs and expenses incurred by the Company as a result of operations necessitated by the beneficial ownership by Policy owners of shares of the Portfolios in the Trust, equal to .20% per annum of the aggregate net assets of the Trust attributable to such Policy owners. In no event shall such fee be paid by the Trust, its shareholders or by the Policy owners.

4. The Original Agreement, as supplemented by this Fourth Amendment, is ratified and confirmed; and

5. This Fourth Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date first above written.

AETNA LIFE INSURANCE AND               MFS VARIABLE INSURANCE TRUST
ANNUITY COMPANY                        on behalf of the Portfolios. By its
By its authorized officer,             authorized officer and not individually,

By: /s/ Laurie M. LeBlanc              By: /s/ James R. Bordewick, Jr.
    -------------------------------        -------------------------------

Name: Laurie M. LeBlanc                Name: James R. Bordewick, Jr.
      -----------------------------          -----------------------------

Title: Vice President                  Title: Assistant Secretary
       ----------------------------           ----------------------------

MASSACHUSETTS FINANCIAL
SERVICES COMPANY
By its authorized officer,

By: /s/ James R. Bordewick, Jr.
    -------------------------------

Name: James R. Bordewick, Jr.
      -----------------------------

Title: Senior Vice President and
       Associate General Counsel
       ----------------------------


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